EXHIBIT 5.01

[On the Letterhead of Fenwick & West]

August 5, 2005

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043-1331

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VeriSign, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about August 5, 2005 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 33,314 shares of the Company’s Common Stock (the “Stock”), all of which are subject to issuance by the Company upon the exercise of stock options granted under the iDefense, Inc. 2001 Stock Incentive Plan, as amended, and iDefense, Inc. 2003 Stock Incentive Plan, as amended (the “Plans”). In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following.

(1)	the Plans;

(2)	the Company’s Third Amended and Restated Certificate of Incorporation, represented by Company to be true and complete as of July 25, 2005;

(3)	the Company’s Amended and Restated Bylaws, represented by Company to be true and complete as of July 25, 2005;

(4)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, including the Plans and related forms;

(5)	the Prospectuses prepared in connection with the Registration Statement;

(6)	resolutions of the Company’s Board of Directors, dated July 11, 2005, furnished to us by the Company;

(6)	the Company’s verification of the number of the Company’s issued and outstanding shares of capital stock as of July 25, 2005 and outstanding options to purchase the Company’s capital stock reserved for issuance or issued, as of July 25, 2005; and

(7)	the Agreement and Plan of Merger dated July 13, 2005 by and among the Company, iDefense Acquisition Corporation, iDefense, Inc. and John Watters, as the Representative, and all exhibits thereto, as well as the Agreement of Merger filed with the Delaware Secretary of State on July 13, 2005.

VeriSign, Inc.

August 5, 2005

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including, but not limited to, those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the aggregate 23,515 shares of Stock that may be issued and sold by the Company upon the exercise of stock options granted under the Plans, when issued, sold and delivered in accordance with the Plans and stock option grant agreements entered into thereunder and in the manner and for the consideration stated in the Plans and the relevant stock option grant agreements, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a Partner